Exhibit 99
                                       to
                                    Form 10-Q
                                       of
                        Protective Life Insurance Company
                               for the nine months
                            Ended September 30, 1997


                   Safe Harbor for Forward-Looking Statements


         The Private Securities Litigation Reform Act of 1995 (the "Act") encourages companies to make "forward-looking statements" by creating a safe harbor to protect the companies from securities law liability in connection with forward-looking statements. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. Protective Life Insurance Company ("Protective Life") intends to qualify both its written and oral forward-looking statements for protection under the Act.

         To qualify oral forward-looking statements for protection under the Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. Protective Life provides the following information to qualify forward-looking statements for the safe harbor protection of the Act.

         The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to competition, economic conditions, interest rates, investment performance, maintenance of insurance ratings, and other factors. Certain known trends and uncertainties which may affect future results of Protective Life are discussed more fully below.

         MATURE INDUSTRY; COMPETITION. Life and health insurance is a mature industry. In recent years, the industry has experienced virtually no growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry and Protective Life's Divisions encounter significant competition in all their respective lines of business from other insurance companies, many of which have greater financial resources than Protective Life, as well as competition from other providers of financial services.

         Management believes that Protective Life's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong claims-paying and financial strength ratings from rating agencies.

         Protective  Life  competes   against  other  insurance   companies  and
financial institutions in the origination of commercial mortgage loans.

         RATINGS. Ratings are an important factor in the competitive position of life insurance companies. Ratings organizations periodically review the financial performance and condition of insurers, including Protective Life's insurance subsidiaries. A downgrade in the ratings of Protective Life's insurance subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

         Rating organizations assign ratings based upon several factors. While most of the considered factors related to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control.

         Rating downgrades have exceeded upgrades for the past several years, and public pronouncements by the rating agencies indicate that this trend is expected to continue for the near future.

         POLICY CLAIMS FLUCTUATIONS. Protective Life's results may fluctuate from year to year on account of fluctuations in policy claims received by Protective Life.

         LIQUIDITY AND INVESTMENT PORTFOLIO. Many of the products offered by Protective Life's insurance subsidiaries allow policyholders and contractholders to withdraw their funds under defined circumstances. Protective Life's insurance subsidiaries design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Asset/liability management programs and procedures are used to monitor the relative duration of Protective Life's assets and liabilities. While Protective Life's insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective Life's insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective Life.

         INTEREST RATE FLUCTUATIONS. Significant changes in interest rates expose life insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the interest rate credited to its life insurance and investment products. Both rising and declining interest rates can negatively affect Protective Life's spread income. For example, certain of Protective Life's insurance and investment products guarantee a minimum credited interest rate. While Protective Life develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

         Lower interest rates may result in lower sales of Protective Life's insurance and investment products.

         INVESTMENT RISKS. Protective Life's invested assets are subject to inherent risks of defaults and changes in market values. The value of Protective Life's commercial mortgage portfolio depends in part on the financial condition of the tenants occupying the properties on which Protective Life has made loans. Factors that may affect the overall default rate on, and market value of, Protective Life's invested assets include the level of interest rates, performance of the financial markets, and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

         CONTINUING SUCCESS OF ACQUISITION STRATEGY. Protective Life has actively pursued a strategy of acquiring blocks of insurance policies. This acquisition strategy has increased Protective Life's earnings in part by allowing Protective Life to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Protective Life, or that Protective Life will realize the anticipated financial results from its acquisitions.

         REGULATION AND TAXATION. Protective Life's insurance subsidiaries are subject to government regulation in each of the states in which they conduct
business.   Such   regulation   is  vested  in  state   agencies   having  broad
administrative power dealing with all aspects of the insurance business including premium rates, benefits, marketing practices, advertising, policy forms, underwriting standards, and capital adequacy, and is concerned primarily with the protection of policyholders rather than stockholders. Protective Life cannot predict the form of any future regulatory initiatives.

         Under the Internal Revenue Code of 1986, as amended (the Code), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective Life's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective Life's subsidiaries, would be adversely affected.

         Protective Life cannot predict what future initiatives the President or Congress may propose which may affect the life and health insurance industry and Protective Life.

         LITIGATION. A number of civil verdicts have been returned against life and health insurers in the jurisdictions in which Protective Life does business involving the insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer that are disproportionate to the actual damages, including material amounts of punitive damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective Life and its subsidiaries, like other life and health insurers, in the ordinary course of business, are involved in such litigation. The outcome of any such litigation cannot be predicted with certainty. In addition, in some lawsuits involving insurers' sales practices, insurers have made material settlement payments to end litigation.

         RELIANCE UPON THE PERFORMANCE OF OTHERS. Protective Life has entered into various ventures involving other parties. Examples include, but are not limited to: many of Protective Life's products are sold through independent distribution channels; the Investment Products Division's variable annuity deposits are invested in funds managed by unaffiliated investment managers; a portion of the sales in the Financial Institutions, Dental and Consumer Benefits, and Individual Life Divisions comes from arrangements with unrelated marketing organizations; and Protective Life has entered the Hong Kong insurance market in a joint venture with the Lippo Group. Therefore, Protective Life's results may be affected by the performance of others.

         REINSURANCE.  As is customary  in the  insurance  industry,  Protective
Life's insurance subsidiaries cede insurance to other insurance companies. However, the ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Additionally, Protective Life assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective Life.

         Forward-looking statements express expectations of future events and/or results. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties which could cause actual events or results to differ materially from those projected. Due to these inherent uncertainties, investors are urged not to place undue reliance on forward-looking statements. In addition, Protective Life undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.